FHLBank Declares 3rd Quarter Dividends; Projects Lower Class A Dividend for the 4th Quarter

September 23, 2010 – We are pleased to announce that FHLBank Topeka’s board of directors approved the following dividends for the third quarter of 2010 at its September 23, 2010, meeting:
• Class A Common Stock: 0.75 percent (per annum)
• Class B Common Stock: 3.00 percent (per annum)

The dividends are payable in the form of Class B Common Stock and will be credited to your institution’s capital stock account on September 30, 2010. Any partial shares will be paid in cash and credited to your institution’s demand deposit account on that date as well.

Management currently expects to recommend stock dividends for the fourth quarter at a similar rate for the Class B Common Stock but at a lower rate for the Class A Common Stock. Consequently, management projects that it will recommend a stock dividend on the Class A Common Stock of 40 basis points per annum for the fourth quarter. The intent of this recommendation is to better align the Class A Common Stock dividend to 3-month LIBOR. Management cautions, however, that market conditions can be unpredictable and adverse changes may result in lower dividends than projected.

If you have any questions related to the dividends, please contact Lending at 800.809.2733.

The information contained in this announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as “project,” “expect,” “may” or other variations on these terms. FHLBank cautions that by their nature forward-looking statements involve risk or uncertainty and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: legislative and regulatory actions or changes; future economic and market conditions; changes in demand for advances or consolidated obligations of FHLBank and/or of the FHLBank System; and adverse developments or events affecting or involving other Federal Home Loan Banks, housing GSEs or the FHLBank System in general. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the Securities and Exchange Commission, which are available at www.sec.gov.

All forward-looking statements contained in this announcement are expressly qualified in their entirety by this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made and FHLBank has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason.